FILED
                                                     IN THE OFFICE OF THE
                                                     SECRETARY OF STATE OF THE
                                                     STATE OF NEVADA
                                                     C-1472-94
                                                     JUN 12 2000
                                                     /s/ Dean Heller
                                                     DEAN HELLER
                                                     SECRETARY OF STATE


            Certificate of Amendment to Articles of Incorporation
                        for Nevada Profit Corporation
        (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                            -Remit in Duplication-


     1. Name of corporation   21ST CENTURY TECHNOLOGIES, INC.

     2. The articles have been amended as follows (provide article numbers, if available):

          Articles Fourth provides in haec verba, as follows:
          "The total number of shares of stock which the Corporation is authorized to issue is Fifty Million (50,000,000)shares of common stock all of which have a par value of .001."

          Article Fourth is hereby amended as follows: See Attached Page 2 of 2 which is incorporated herein by reference its entirety.

    3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment is: 3,700,000.

    4.  Signatures (Required):


        /s/ Ken Wilson                         /s/ David Gregor
        ----------------------------   and     ----------------------------
        President or Vice President            Secretary or Asst Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information an remit the proper fees may cause this filing to be rejected.

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JUNE 12 2000
NO. C-1472-94
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                   Certificate of Amendment to the Articles
                of Incorporation For Nevada Profit Corporation
                  (Pursuant to NRS 78.385 and 78.390 - After
                              Issuance of Stock)

21st Century Technologies, Inc.
Addendum to Certificate of Amendment

   Re: Paragraph 2 (continued from previous page)


Articles Fourth:

The total number of shares of stock which the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock all of which shall have a par value of .001.

Further, any and all persons who have been granted an option by the Corporation to purchase or otherwise acquire any series of shares, both common and preferred, or to whom the Corporation has become financially obligated through the issuance of a bond, debenture, and/or other financial instrument shall be entitled to voting rights in the same manner as if they were shareholders in the Corporation as may be specified in a resolution of the Board of Directors in accordance with Nevada Revised Statutes 78.197 and 78.200, respectively.

               ______________________________________________


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